Exhibit 5.2

February 23 , 2024

Love & Health Limited
Suites 3605-06
36F, Tower 6, The Gateway
Harbour City
Kowloon, Hong Kong

Ladies and Gentlemen:

We have acted as counsel to Love & Health Limited, a Cayman Islands exempted company (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), and a related prospectus included in the Registration Statement (the “Prospectus”), covering an underwritten public offering of (a) up to 5,750,000 units (the “Units”) of the Company to be represented by Unit Certificates as described below, each Unit consisting of one Class A ordinary share of the Company, par value $0.0001 per share (“Ordinary Share”), and one right to receive one-tenth of one Ordinary Share upon the consummation of an initial business combination (“Right”) to be represented by Right Certificates as described below, including up to 750,000 Units that may be sold upon the exercise of an option to purchase additional Units, and (b) Ordinary Shares and Rights to be issued as part of the Units as specified in the Registration Statement.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus; (b) the form of Unit Certificate filed as Exhibit 4.1 to the Registration Statement (the “Unit Certificate”); (c) the form of Right Certificate filed as Exhibit 4.3 to the Registration Statement (the “Right Certificate”); (d) the form of rights agreement by and between the Company and Continental Stock Transfer & Trust Company, as rights agent, filed as Exhibit 4.4 to the Registration Statement; and (e) such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons where authorization, execution and delivery are prerequisites to the effectiveness thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

We note that the Company is organized under the laws of the Cayman Islands and that our opinion is limited to the laws stated in the first sentence of this paragraph. We have assumed all matters determinable under the laws of the Cayman Islands, including without limitation the valid existence and good standing of the Company, the corporate power of the Company to authorize, execute and deliver the Units and the Rights and perform its obligations thereunder, the due authorization of the Units and the Rights by the Company, and the due authorization of the Ordinary Shares of the Company underlying the Units and the Rights.  We have also assumed that the laws of the Cayman Islands would not impose any requirements or have any consequences relevant to our understanding of the matters addressed in this opinion that would impact our conclusions with respect thereto.

Cooley LLP c/o 35th Floor Two Exchange Square 8 Connaught Place Central Hong Kong T: +852 3758 1200 F: +852 3014 7818 cooley.com

Love & Health Limited
February 23 , 2024
Page Two

With regard to our opinion below:

(i) Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii) Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii) We express no opinion as to any provision of the Units or the Rights that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Units or the Rights are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv) We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Units or the Rights.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1.	The Units, when executed and delivered against payment therefor as provided in the Registration Statement and the Prospectus, will constitute binding obligations of the Company.
2.
The Rights included in the Units, when the Units have been executed and delivered against payment therefor as provided in the Registration Statement and the Prospectus, will constitute binding obligations of the Company.

This opinion is limited to the matters expressly set forth herein, and no opinion should be implied or may be inferred beyond the matters expressly stated.  This opinion addresses only law and facts in effect or existing on the date hereof, and we have no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Cooley LLP c/o 35th Floor Two Exchange Square 8 Connaught Place Central Hong Kong T: +852 3758 1200 F: +852 3014 7818 cooley.com

Love & Health Limited
February 23 , 2024
Page Three

Sincerely,

/s/ Cooley LLP
Cooley LLP

Cooley LLP c/o 35th Floor Two Exchange Square 8 Connaught Place Central Hong Kong T: +852 3758 1200 F: +852 3014 7818 cooley.com